Exhibit 23.3

MILLER AND LENTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

     The firm of Miller and Lents, Ltd. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of its estimates of proved reserves and future net cash flows contained in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and to all references to our firm included in or incorporated by reference into the Registration Statement.

Very truly yours, MILLER AND LENTS, LTD.
By:	/s/ Carl D. Richard
Carl D. Richard
Vice President

Houston, Texas
November 12, 2004